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Exhibit 10.16

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July 24, 2000

Mr. Steve Schklair
Chief Executive Officer
Zeros & Ones, Inc.
1714 16th Street
Santa Montica, CA 90404

VIA: E-Mail steve@zerosones.com

RE: ADVISORY AGREEMENT

Dear Steve:

This will confirm the arrangements, terms and conditions pursuant to which GTH Capital, Inc. ("Advisor"), has been retained to serve as a management / financial advisor to Zeros & Ones, Inc., ("the Company") on a non-exclusive basis, for the initial period ninety (90) days automatically renewable for twenty-one (21) months, providing the Agreement is not terminated by either party after the initial period of 90 days. The undersigned hereby agrees to the following terms and conditions:

    1.  Duties of Advisor:  Advisor will provide such services and advice pertaining to the Company's business affairs as the Company may from time to time reasonably request. Without limiting the generality of the foregoing, Advisor will, to the extent expressly requested by the Company in writing, assist the Company in evaluating their business plan, marketing plan, strategic planning, develop a corporate finance plan, introduce Investment Bankers, recruiting, introduce strategic business partners and introducing and evaluating merger and acquisition opportunities. Advisor shall render the services described without any direct supervision by the Company and at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as Advisor may determine, subject at all times to the Company's right to terminate this Agreement as provided for in Paragraph 2 herein.

    2.  Term of the Agreement:  The effective date of this Agreement is July 24, 2000. The term of this Agreement extends through July 23, 2002, subject to early termination as described below. If Company intends exercise its right to terminate Agreement for reasons of performance, including for example failure to bring equity financing into the Company within the first 90 days of this Agreement, then the Company will notify Advisor in writing and the Advisor will have fourteen (14) days to cure the issue to the satisfaction of the Company or the termination will be effective thirty days after notice to cure is received by the Advisor, with exception of the initial period of ninety (90) days, in which case the 14 day cure period and the 30 days after notice shall not apply.

    3.  Available Time:  Advisor shall make available such time as necessary to carry out its best efforts to serve the Company in the performance of its obligations under this Agreement and may in certain circumstances be entitled to additional compensation in connection therewith, provided such additional compensation is expressly agreed to by the Company in advance in writing. The Advisor will assign, John Horner and Glenn Bierman, to be primarily responsible for the fulfillment of the services and the Company's primary contact provided through this Agreement.

    4.  Compensation:  As compensation for Advisor's services hereunder, the Company shall pay to Advisor compensation for business services as follows:

  (a)
  July 24, 2000 through October 23, 2000 (Initial Period): A retainer of Six Thousand Dollars ($6,000) per month to be paid by Company to Advisor monthly upon signing this Agreement.

  (b)
  October 24, 2000 through July 23, 2002: A monthly retainer of Six Thousand Dollars ($6,000) commencing on October 1, 1999 and paid monthly through July 16, 2002.

  (c)
  Performance Bonus: The Advisor shall also receive a performance bonus of six (6%) percent of any equity raised for the Company by the Advisor and actually received into the Company's accounts, net of all fees and commissions to third parties, if any, four (4%) percent of any debt funding raised for Company by the Advisor and actually received into the Company's accounts, net of all fees and commissions to third parties, if any, and four (4%) percent of the value of any merger or acquisition completed for the Company by the Advisor and actually received into the Company's accounts, net of all fees and commissions to third parties, if any.

    Notwithstanding anything in this Agreement to the contrary, the Company shall have the absolute right in its sole discretion to accept or reject all or any part of any equity and/or merger or acquisition.

    5.  Equity for Services:  The Company will grant the Advisor an Option ("Option") to purchase two hundred fifty thousand (250,000) shares of the Company's common stock. The Option will be issued to the Advisor as a five (5) year Stock Option at the twenty day (20) average of the stock price from the date of this Agreement and the shares underlying the Option will be registered by the Company with the next registration statement filed by the Company (excluding any registration related to the Company's employee stock option plan) and these shares will have a one year holding restriction from the date of vesting. Advisor expressly agrees not to engage in any direct or indirect "short selling" of shares of ZROS at any time during the first two years of this Agreement. The Option will have cashless exercise provisions to the extent that the underlying shares are registered, vested, and outside the one year holding restriction, and will vest as follows except in the event there is a "Change of Control" (as defined below in Paragraph 14) in the Company whereas the Option will fully vest immediately. The Company will assist the Advisor in allocating this Option to GTH Capital and its assignees. In the event of termination of Agreement after a failure to cure by Advisor, if notice of termination occurs within the first three (3) month period, then Advisor will not be entitled to the Option with the exception of Paragraph 7 herein. If termination occurs after the first six months the Option will vest as follows, but only through the date of notice of termination:

  (a)
  Twenty-five (25%) percent after the first three (3) months (Initial Period).

  (b)
  Twenty-five (25%) percent after the first nine (9) months.

  (c)
  Twenty-five (25%) percent after the first twelve (12) months.

  (d)
  Twenty-five (25%) percent after the first eighteen (18) months.

    6.  Funding Commitment Fee:  A fee of fifty thousand ($50,000) dollars will be advanced to Advisor by Company immediately upon acceptance and signing of funding commitment term sheet of the type and scope contemplated by this Agreement, provided that such advance shall promptly be refunded in full in the event the funding called for in such funding term sheet does not occur as specified in the term sheet, provided that the Company agrees not to "Shop" the deal after it signs the funding commitment, unless Company either waives its right to such refund or obtains the advance written consent of Advisor. This fee will be deducted from compensation paid in Paragraph 4.c herein.

    7.  Compensation After Termination:  Notwithstanding anything herein to the contrary, if within one (1) year from the termination of this Agreement, the Company consummates a transaction of the nature and scope contemplated by this Agreement with any entity or entitles introduced to the Company by Advisor, Advisor shall be entitled to receive the performance bonus set forth in Section 4.c herein. The term "introduced" as used in this Agreement shall be deemed to mean a face to face meeting between the Company and the entity introduced, which is set-up and attended by Advisor. The Company has the right in its sole discretion to accept or reject any proposed meetings under this Agreement.

    8.  Expenses:  The Company agrees to reimburse the Advisor for reasonable out-of-pocket expenses related to performing services on behalf of the Company. Such expenses typically might include, but are not limited to: phone calls, postage, shipping, messengers, travel, meals and lodging expenses. All travel will be pre-approved by the Company. Company will pay all expenses within twenty (20) days of submission and approval. Any expense item in excess of $100 or an aggregate of $500 for any given month shall require the advance written approval of the Company.

    9.  Board Approval:  The signing of this Agreement by the Company indicates that this Agreement has full approval by the Board of Directors of the Company.

    10.  Relationship:  Nothing herein shall constitute Advisor as an employee or agent of the Company, except to such extent as might hereinafter be expressly agreed for a particular purpose, Advisor shall not have the authority to obligate or commit the Company in any manner whatsoever.

    11.  Information:  The Company acknowledges that Advisor will rely on information furnished by the Company concerning the Company's business affairs without independent certification and represents that to the best of Company's knowledge such information will be materially complete and correct.

    12.  Confidentially:  Except as reasonable and customary in the course of the performance of its duties hereunder, Advisor agrees that it shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain learned as a result of the Agreement unless and until such information becomes generally known.

    13.  Indemnification:  The Company and Advisor agrees to mutually indemnify and hold harmless the other party, its partners, officers, directors, employees and each person who controls other party or any of its affiliates from and against any losses, claims, damages, liabilities and expenses whatsoever (including reasonable costs of investigation or defending any action) to which they or any of them may become subject under any applicable law arising out of other party's performance under this Agreement except for acts of willful misconduct or unlawful acts and will reimburse Advisor or the Company, as applicable, for all reasonable actual expenses (including counsel fees) as they are incurred, provided further that the indemnifying party shall have the right to solely control the defense and/or settlement of any and all claims and/or actions for which the other party is being indemnified, and provided that the party to be indemnified gives the other party prompt written notice of any and all such claims or actions, alone with sufficient detail describing same.

    14.  Change of Ownership or Control:  For the purpose of this Agreement, Change of Control shall be the sale of all or substantially all of the assets of the Company (and pursuant to a liquidating distribution and dissolution of the Company in connection therewith) or with respect to any reorganization, merger or consolidation in which the Company does not survive. Notwithstanding anything in this Agreement to the contrary, if the Option has not been assumed or an equivalent option substituted therefor, as provided in the next sentence, by a corporation acquiring all or substantially all of the assets of the Company (in connection with which there is a liquidating distribution and dissolution of the Company) or by a surviving corporation in the case of a reorganization, merger or consolidation, the Option shall automatically accelerate and become exercisable in whole or in part without regard to the vesting provisions of Paragraph 5 above, as if the Advisor had fulfilled all of their duties pursuant to the terms of this Agreement except if a written agreement is made with the Advisor during a change of control, until one business day before the record or effective date applicable to such right to receive cash, securities or other property, unless the acquiring or surviving corporation, in its sole and absolute discretion, assumes all Options or issues in respect of all Options substitute options to purchase shares of the acquiring or surviving corporation, which assumed or substitute options contain such terms and provisions as substantially preserve the rights and benefits of the assumed or substituted Options, and in such event the assumed or substituted Options shall not automatically accelerate or become exercisable pursuant to the preceding sentence.

    15.  Governing Law:  This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of said State.

    16.  Severability:  Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired hereby.

    17.  Notices:  All notices will be sent via certified mail or overnight courier such as Federal Express, to GTH Capital, 200 Park Avenue, 15th Floor, New York, NY, 10116, Attention: Glenn Bierman and Zeros & Ones, Inc., 1714 16th Street, Santa Monica, CA 90404, Attention: Chief Executive Officer, with a copy sent Attention: President

Very Truly Yours,
/s/ GLENN BIERMAN Glenn Bierman Executive Vice President
AGREED AND ACCEPTED: Zeros & Ones, Inc.
By:	/s/ STEVE SCHKLAIR Name: Mr. Steve Schklair Title: Chief Executive Officer
Date: 9/4/00
cc:	Robert Holtz — Zero & Ones Allen Crawford — Zeros & Ones John Horner — GTH Capital Mark Saunders — GTH Capital Frank Iopollo — GT Law

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  Exhibit 10.16